Exhibit 99.1

Checkers(R)/Rally’s(R) Adds Franchisee Award To Its Growing List Of Wins

Double Drive-Thru Chain’s Franchisee Named NRN’s
Franchisee Entrepreneur of the Year

          TAMPA, Fla., March 22 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc., (Nasdaq: CHKR), the nation’s largest double drive-thru chain and winner of Nation’s Restaurant News’ 2005 Hot! Again award, today announced that it has won another NRN award -- this time on the franchise side of the business.

          Checkers(R)/Rally’s(R) Franchisee, National Restaurant Development, Inc., has been named NRN’s Franchisee Entrepreneur of the Year in recognition of its development activities and operational excellence across multiple franchise brands. The award was presented yesterday to Aziz Hashim, CEO of National Restaurant Development, at the Restaurant Leadership Conference in Scottsdale, Arizona.

          “I have been extremely pleased with the performance of both our Checkers and Rally’s locations across all of our markets, and I see tremendous potential for the brands. Our sales performance and traffic counts prove that Checkers/Rally’s double drive-thru concept is uniquely suited for today’s ‘on- the-go’ consumer,” said Mr. Hashim. “I am proud to be recognized by NRN for our entrepreneurial accomplishments, and I’m excited about the opportunity to own and operate additional Checkers/Rally’s locations to further penetrate our markets.”

          In 2003, National Restaurant Development, Inc. joined the Checkers/Rally’s team by acquiring more than 20 locations across the country. Today, Mr. Hashim has quickly expanded his company by acquiring an additional 12 locations in 2004 and has plans to build another 20 new stores over the next five years in such markets as Atlanta, Georgia; Phoenix, Arizona; Los Angeles, California; and Nashville, Tennessee.

          In addition to his rapid growth, Mr. Hashim’s Checkers/Rally’s locations are thriving due to his commitment to excellence in recruiting, staff training, implementation of new business-building technologies, and utilization of both regional and local marketing.

          “I am pleased to congratulate Mr. Hashim for his successes as a Checkers/Rally’s franchisee and for receiving this well deserved honor,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “Mr. Hashim has been a great contributor to Checkers/Rally’s in the short time that he has been a franchisee, and in recognition of his efforts, we have recently appointed him to our Franchise Advisory Council. I look forward to working with him to develop the future of our brand together.”

          The Nation’s Restaurant News’ Franchise Excellence Awards are sponsored by PepsiCo Foodservice and in partnership with the Restaurant Leadership Conference.

          About Checkers Drive-In Restaurants, Inc.
          Checkers Drive-In Restaurants, Inc. ( http://www.checkers.com ) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick service “double drive- thru” restaurants.

          About National Restaurant Development, Inc.
          National Restaurant Development, Inc. and its affiliated companies presently develop, own and operate several quick-service restaurant brands, including Checkers/Rally’s, Subway, KFC, Taco Bell, Pizza Hut Express and Long John Silvers.

          Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

CONTACT:	Kim Francis
MARC Public Relations
412-562-1186